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Exhibit 21.1

Subsidiaries of the Registrant

Name	State or Jurisdiction of Organization
Accuray International SARL	Switzerland
Accuray Europe SAS	France
Accuray UK, Ltd.	United Kingdom
Accuray Asia Ltd.	Hong Kong
Accuray Japan K.K.	Japan
Accuray Spain, S.L.U.	Spain
Accuray Medical Equipment (India) Private Limited	India
Accuray Medical Equipment (SEA) Private Limited	Singapore
Accuray Medical Equipment (Rus) LLC.	Russia
Accuray Medical Equipment GmbH	Germany
Accuray Tibbi Cihazlar Ve Malzemeler Ithalat Ihracat Anonim Sirketi	Turkey
Accuray Medical Equipment (Canada) Ltd.	Canada
Accuray Mexico S.A. DE C.V.	Mexico
Accuray Medical Equipment Co., Ltd.	China
Accuray Brazil Commercio, Importacao, e Exportacao, de Equipamentos Medicos Ltda	Brazil
Accuray Cayman Islands	Cayman Islands
Accuray Belgium BVBA	Belgium
Accuray Italy S.R.L	Italy
Accuray Netherlands B.V.	Netherlands
Accuray Accelerator Technology Company Limited	China
TomoTherapy Spain S.L.U.	Spain
TomoTherapy United Kingdom Ltd.	United Kingdom
TomoTherapy-Asia Pacific	Hong Kong
TomoTherapy Incorporated	United States
TomoTherapy Europe Sarl	Switzerland
TomoTherapy Germany GmbH	Germany
Morphormics, Inc.	United States

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  Exhibit 21.1
Subsidiaries of the Registrant